Exhibit 99.01

For Release April 24, 2003
At 6:30 p.m. Eastern Time

Eastman Announces First-Quarter Earnings

     KINGSPORT, Tenn., April 24, 2003 – Eastman Chemical Company (NYSE:EMN) today announced earnings, before the cumulative effect of changes in accounting principle, of $0.23 per diluted share for first quarter 2003 versus $0.30 per diluted share for first quarter 2002.

     Included in the above results for first quarter 2003 is a gain of $20 million ($12 million after-tax) from the sale of the company’s high performance crystalline plastics assets, which were formerly a part of the company’s specialty plastics segment. Also included in the first quarter 2003 results is a $14 million gain ($9 million after-tax) from an insurance settlement related to the 2002 polymers segment operational disruptions. Included in the first quarter 2002 results is a charge of $4 million after-tax that is Eastman’s share of a restructuring charge for Genencor International Inc., in which Eastman has a 43 percent equity interest.

     “We achieved 17 percent revenue growth in first quarter 2003 over last year’s first quarter primarily due to sales price increases, higher sales volumes and favorable foreign currency exchange rates,” said Brian Ferguson, chairman and CEO. “Sales prices averaged 5 percent higher and sales volumes were also up 5 percent over last year’s first quarter. We have continued to implement aggressive internal actions to improve our cost structure and profitability. However, we were impacted by higher raw material and energy costs and the continuing weak global economy, both of which led to results that were below our expectations. As a result, we implemented additional cost reduction measures such as changes in pay and employee benefits that had, and will continue to have, a positive impact on our margins.”

     Eastman’s first quarter 2003 earnings from operations declined by $38 million versus first quarter 2002 primarily due to a 22 percent increase in cost of sales compared with the year-ago period. The increase in cost of sales was largely the result of higher raw material and energy costs. Sales price increases only partially offset raw material and energy costs increases, leading to a margin decline of approximately $60 million. Operating earnings were positively impacted by the insurance settlement for the 2002 operational disruptions as stated above. Operating earnings were also positively impacted by the additional cost reduction measures implemented during first quarter. Of the measures taken, a change in vacation policy favorably impacted first-quarter 2003 results by approximately $6 million and will have a similar impact for the next three quarters.

     Revenue for first quarter 2003 was $1.44 billion, a 17 percent increase over revenue of $1.24 billion in first quarter 2002. Revenue improvement was due mainly to increased sales volumes, higher sales prices in response to higher raw material and energy costs, favorable foreign currency exchange rates and improved product mix.

(In millions, except per share amounts)	1Q2003	1Q2002

Revenue	$1,442	$1,236
Earnings per diluted share before cumulative effect of changes in accounting principle	$0.23	$0.30
Net cash provided by (used in) operating activities	$(168)	$80

DIVISION AND SEGMENT RESULTS 1Q2003 VERSUS 1Q2002

     EASTMAN DIVISION’S first-quarter 2003 external sales revenue increased 14 percent compared with first quarter 2002. Although the division’s operating earnings for first quarter 2003 were positively impacted by increased sales volumes, higher sales prices and favorable foreign currency exchange rates, operating earnings declined $23 million due primarily to higher raw material and energy costs. The division had margin pressure of approximately $35 million as higher raw material and energy costs were only partially offset by sales price increases. Segments within the division had the following results:

     Coatings, adhesives, specialty polymers and inks – External sales revenue increased 7 percent versus first quarter 2002 due to favorable foreign currency exchange rates and improved product mix. The revenue increase was partially offset by lower sales volumes, particularly for the graphic arts markets, due to weak demand. Operating results for the segment declined by $29 million compared with first quarter 2002 due to higher raw material and energy costs, particularly propane, lower sales volumes and certain restructuring charges.

     Performance chemicals and intermediates – External sales revenue increased 22 percent compared with first quarter 2002 due to higher sales volumes throughout the segment and higher sales prices for the segment’s intermediate chemicals based on oxo and acetyl chemistries. The segment’s first-quarter 2003 operating earnings were $4 million greater than the first-quarter 2002 loss due primarily to strong sales volumes and higher sales prices, which more than offset the impact of higher raw material and energy costs.

     Specialty plastics – External sales revenue increased 20 percent year-over-year due primarily to higher sales volumes, with particularly strong sales volumes for specialty film and sheet products when compared with a weak first quarter 2002. Operating earnings increased by $2 million compared with first quarter 2002 as improved sales volumes more than offset higher raw material and energy costs, especially for paraxylene and ethylene glycol.

     VORIDIAN DIVISION’S first quarter 2003 external sales revenue increased 18 percent over first quarter 2002. Operating earnings increased by $1 million versus the prior year’s period, including the insurance settlement for the 2002 operational disruptions. Higher raw material and energy costs outpaced sales price increases by approximately $25 million. The margin pressure effects were partially offset by favorable foreign currency exchange rates, improved product mix and higher sales volumes. Segments within the division had the following results:

     Polymers – External sales revenue increased 26 percent compared with first quarter 2002 primarily due to higher sales prices and strong sales volume gains. Sales volumes for the segment’s PET polymers and for polyethylene products increased 5 percent and 11 percent respectively. Operating earnings for the segment increased by $8 million, including the insurance settlement for operational disruptions in 2002. Higher raw material and energy costs, especially for paraxylene, propane and ethylene glycol, were partially offset by higher sales prices, increased sales volumes and the effects of efficiency improvements.

     Fibers – Year-over-year, external sales revenue declined 2 percent as lower sales volumes, particularly for acetyl chemicals products, were largely offset by improved product mix and favorable foreign currency exchange rates. The operating earnings decline of $7 million was primarily due to the timing of acetate tow shipments to China, which were strong in first quarter 2002, and lower acetyl chemicals products sales volumes.

     Eastman’s recently created DEVELOPING BUSINESSES DIVISION includes new businesses and certain investments in non-traditional growth opportunities that leverage the company’s technology expertise, intellectual property and know-how into business models that extend to new customers and markets. The division includes, among other new and developing businesses, Cendian Corporation, a leading logistics provider for chemical and plastics companies; Ariel Research Corporation, a leading provider of international chemical and regulatory compliance solutions for environmental, health and safety operation; and Eastman’s gasification services. The company’s sales for 2002 and operating earnings for 2002 were realigned to reflect the new division and segment. The segment had the following results:

     Developing Businesses – First-quarter 2003 external sales revenue was $14 million compared with $2 million in first quarter 2002. Operating results for the segment declined by $8 million primarily due to costs associated with Cendian’s efforts to prepare for the implementation of several significant third-party customer accounts. Based on contracts currently signed and implementation plans under way, Cendian’s external sales revenue is expected to significantly increase later in the year.

OTHER (INCOME) CHARGES

     Other (income) charges for first quarter 2003 included a gain of approximately $20 million related to the sale of the company’s high performance crystalline plastics assets. Other (income) charges for first quarter 2002 included a charge of approximately $12 million related to the devaluation of the Argentine peso.

CASH FLOW

     Eastman used $168 million in cash for operating activities during first quarter 2003, which included a contribution of $90 million to its U.S. defined pension plans. In addition, accounts receivables increased by $110 million in first quarter 2003 due to higher sales revenue and a receivable for the insurance settlement. The company expects to contribute $220 million to its U.S. defined pension plans for full-year 2003, and also expects that its net borrowing at the end of 2003 will be similar to net borrowing at the end of 2002.

OUTLOOK

     Commenting on the outlook for second quarter 2003, Ferguson said: “While we continue to confront a weak global economy and high raw material and energy costs, we will continue to take actions to increase our sales prices and improve our cost structure to preserve and improve margins. As a result, we expect our second quarter earnings per share to be consistent with the current First Call consensus estimate.”

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLE

     As required by Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” at Jan. 1, 2003, the company recognized existing asset retirement obligations adjusted for cumulative accretion to the date of adoption, asset retirement costs capitalized as an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on those capitalized costs. As a result of the adoption of this standard, the company recognized an after-tax credit to earnings of $3 million in first quarter 2003, primarily related to a reduction in certain environmental liabilities.

     SFAS No. 142, “Goodwill and Other Intangible Assets,” which became effective Jan. 1, 2002, requires the company to complete an impairment assessment at least annually and that goodwill and other indefinite-lived intangibles be written down only in periods in which it is determined that the fair value is less than the recorded value. In connection with the company’s 2002 impairment assessment, it was determined that the fair value of certain trademarks related to the coatings, adhesives, specialty polymers and inks segment was less than the recorded value. Accordingly, the company recognized an after-tax charge of approximately $18 million in first quarter 2002.

     Eastman will host a conference call with industry analysts on April 25, 2003, at 8:00 a.m. Eastern Time. To access the conference call via the live webcast, go to www.eastman.com, investors, event information, audio archives. To listen to the conference call via teleconference, call 800-289-0579 to register and ask for reservation #335442. You will be given a special telephone number to call to listen to the conference call. Following the conference call, supplemental information for first quarter 2003 will be available at www.eastman.com, investors, financial information section.

     Headquartered in Kingsport, Tenn., Eastman manufactures and markets chemicals, fibers and plastics worldwide. The company has approximately 15,800 employees in more than 30 countries and had 2002 sales of $5.3 billion. To learn more about Eastman and its products, visit www.eastman.com. To learn more about Voridian Division and its products, visit www.voridian.com.

##

Forward-looking Statements: This news release includes forward-looking statements concerning current expectations for future political, economic and business conditions, overall selling prices and raw material and energy costs, company actions and efforts to control and reduce costs and to increase overall selling prices, cash flows and uses of available cash, future sales revenues in the developing businesses segment, and overall company financial performance in first quarter 2003. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2002, the Form 10-Q to be filed for the first quarter 2003, and the supplemental information for first quarter 2003 on the Eastman Web site at www.eastman.com in the investors, financial information section.

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT

FINANCIAL INFORMATION
April 25, 2003

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), April 25, 2003.

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 1

TABLE 1 – STATEMENTS OF EARNINGS

	First Quarter

(Dollars in millions, except per share amounts)	2003	2002

Sales	$1,442	$1,236
Cost of sales	1,258	1,031

Gross profit	184	205
Selling and general administrative expenses	100	90
Research and development expenses	43	38
Restructuring charges, net	2	—

Operating earnings	39	77
Interest expense, net	31	30
Other (income) charges, net	(21)	14

Earnings before income taxes and cumulative effect of changes in accounting principle	29	33
Provision for income taxes	11	9

Earnings before cumulative effect of changes in accounting principle	18	24
Cumulative effect of changes in accounting principle, net	3	(18)

Net earnings	$21	$6

Earnings per share
Basic
Before cumulative effect of changes in accounting principle	$0.23	$0.30
Cumulative effect of changes in accounting principle, net	0.04	(0.23)

Net earnings per share	$0.27	$0.07

Diluted
Before cumulative effect of changes in accounting principle	$0.23	$0.30
Cumulative effect of changes in accounting principle, net	0.04	(0.23)

Net earnings per share	$0.27	$0.07

Shares outstanding at end of period	77.4	77.3
Shares used for earnings per share calculation:
Basic	77.1	77.0
Diluted	77.2	77.1

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 2

TABLE 2 — OTHER SALES INFORMATION

(Dollars in millions)	First Quarter, 2003

		Interdivisional
	External Sales	Sales	Total Sales

Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$392	$—	$392
Performance Chemicals and Intermediates	316	125	441
Specialty Plastics	144	14	158

Total Eastman Division	852	139	991

Voridian Division
Polymers	430	21	451
Fibers	146	21	167

Total Voridian Division	576	42	618

Developing Businesses Division
Developing Businesses	14	98	112

Total Developing Businesses Division	14	98	112

Total Eastman Chemical Company	$1,442	$279	$1,721

	First Quarter, 2002*

		Interdivisional
	External Sales	Sales	Total Sales

Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$365	$—	$365
Performance Chemicals and Intermediates	259	81	340
Specialty Plastics	120	12	132

Total Eastman Division	744	93	837

Voridian Division
Polymers	341	12	353
Fibers	149	21	170

Total Voridian Division	490	33	523

Developing Businesses Division
Developing Businesses	2	69	71

Total Developing Businesses Division	2	69	71

Total Eastman Chemical Company	$1,236	$195	$1,431

*	Sales revenues for 2002 have been reclassified to reflect the Company’s new organizational structure and segments effective in the first quarter 2003.

	First Quarter

(Dollars in millions)	2003	2002

Sales by Region – External Sales
United States and Canada	$825	$721
Europe, Middle East, and Africa	342	272
Asia Pacific	159	136
Latin America	116	107

	$1,442	$1,236

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 3

TABLE 3 — OPERATING EARNINGS (LOSS) INFORMATION

	First Quarter	First Quarter	Fourth Quarter
(Dollars in millions)	2003	2002 (1)	2002 (1)

Operating Earnings (Loss) by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks (2)	$—	$29	$(14)
Performance Chemicals and Intermediates (3)	3	(1)	2
Specialty Plastics	12	10	4

Total Eastman Division	15	38	(8)

Voridian Division
Polymers (4)	28	20	(14)
Fibers	25	32	24

Total Voridian Division	53	52	10

Developing Businesses Division
Developing Businesses	(23)	(15)	(20)

Total Developing Businesses Division	(23)	(15)	(20)

Eliminations	(6)	2	7

Total Eastman Chemical Company	$39	$77	$(11)

(1)	Operating earnings (loss) for 2002 have been reclassified to reflect the Company’s new organizational structure and segments effective in the first quarter 2003.

(2)	First quarter 2003 operating earnings for Coatings, Adhesives, Specialty Polymers, and Inks segment included restructuring charges of approximately $2 million. Fourth quarter 2002 operating results for Coatings, Adhesives, Specialty Polymers, and Inks segment included asset impairments and restructuring charges of $6 million.

(3)	Fourth quarter 2002 operating earnings for Performance Chemicals and Intermediates segment included a $1 million asset impairment and restructuring credit.

(4)	Fourth quarter 2002 operating results for Polymers segment included a $1 million asset impairment and restructuring charge.

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 4

TABLE 4 – SALES REVENUE CHANGE – EXTERNAL SALES

	First Quarter, 2003

		Change in External Sales Revenue Due To

				Product	Exchange
	Revenue			Mix	Rate
	% Change	Volume Effect	Price Effect	Effect	Effect
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	7%	(2)%	0%	3%	6%
Performance Chemicals and Intermediates	22%	13%	9%	(2)%	2%
Specialty Plastics	20%	20%	(6)%	1%	5%

Total Eastman Division	14%	7%	2%	1%	4%

Voridian Division
Polymers	26%	7%	15%	0%	4%
Fibers	(2)%	(10)%	0%	5%	3%

Total Voridian Division	18%	2%	10%	3%	3%

Developing Businesses Division
Developing Businesses	>100%	0%	0%	>100%	0%

Total Developing Businesses Division	>100%	0%	0%	>100%	0%

Total Eastman Chemical Company	17%	5%	5%	3%	4%

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 5

TABLE 5 – PERCENTAGE GROWTH IN SALES VOLUME

	First Quarter, 2003 Compared to First Quarter, 2002

			Total
	External	Interdivisional	Including
	Volume	Volume	Interdivisional

Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	(3)%	0%	(3)%
Performance Chemicals and Intermediates	12%	18%	14%
Specialty Plastics	20%	34%	22%

Total Eastman Division	6%	19%	8%

Voridian Division
Polymers	7%	60%	9%
Fibers	(10)%	14%	2%

Total Voridian Division	4%	22%	7%

Developing Businesses Division
Developing Businesses	0%	0%	0%

Total Developing Businesses Division	0%	0%	0%

Total Eastman Chemical Company	5%

Regional sales volume growth
United States and Canada	7%
Europe, Middle East, and Africa	0%
Asia Pacific	15%
Latin America	(7)%

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 6

TABLE 6 – STATEMENTS OF CASH FLOWS

	First Quarter

(Dollars in millions)	2003	2002

Cash flows from operating activities
Net earnings	$21	$6

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	96	99
Cumulative effect of changes in accounting principle, net	(3)	18
Gain recognized on sale of assets	(20)	—
Provision (benefit) for deferred income taxes	(5)	2
Changes in operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in receivables	(110)	3
(Increase) decrease in inventories	(9)	2
Increase in trade payables	33	19
Decrease in liabilities for employee benefits and incentive pay	(135)	(20)
Other items, net	(36)	(49)

Total adjustments	(189)	74

Net cash provided by (used in) operating activities	(168)	80

Cash flows from investing activities
Additions to properties and equipment	(45)	(41)
Proceeds from sale of assets	28	—
Acquisitions, net of cash acquired	—	(6)
Additions to capitalized software	(5)	(4)
Other items, net	19	(2)

Net cash used in investing activities	(3)	(53)

Cash flows from financing activities
Net increase in commercial paper and other short-term borrowings	204	18
Bank overdrafts	2	8
Repayment of borrowings	(3)	(4)
Dividends paid to stockholders	(34)	(34)
Other items	1	—

Net cash provided by (used in) financing activities	170	(12)

Net change in cash and cash equivalents	(1)	15
Cash and cash equivalents at beginning of period	77	66

Cash and cash equivalents at end of period	$76	$81

EASTMAN CHEMICAL COMPANY — EMN	April 24, 2003 6:30 PM EDT Page 7

TABLE 7 – SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
(Dollars in millions)	2003	2002

Current Assets	$1,633	$1,529
Net Properties	3,717	3,753
Other Assets	989	991

Total Assets	$6,339	$6,273

Payables and Other Current Liabilities	$1,075	$1,221
Short-term Borrowings	513	3
Long-term Borrowings	1,744	2,054
Other Liabilities	1,723	1,724
Stockholders’ Equity	1,284	1,271

Total Liabilities and Stockholders’ Equity	$6,339	$6,273